                                                                   Exhibit 10.14

                   PRODUCT DEVELOPMENT AND LICENSE AGREEMENT
                   -----------------------------------------

     THIS PRODUCT DEVELOPMENT AND LICENSE AGREEMENT (this "Agreement") is entered into as of the 9th day of October, 1997, by and between BIOMETRIC IMAGING, INC., a California corporation, with an address of 1025 Terra Bella Avenue, Mountain View CA 94043-1829 ("Biometric") and CENTOCOR DIAGNOSTICS OF PENNSYLVANIA, INC., a Pennsylvania corporation, with an address of 244 Great Valley Parkway, Malvern PA 19355 ("Centocor").

                                  WITNESSETH:
                                  ----------

     WHEREAS, Biometric owns or has the rights to use the Biometric Technology for the development of Instruments for use in the Field;

     WHEREAS, Centocor owns or has the rights to use the Centocor Technology for the development of Antibodies for use in connection with Instruments in the Field; and

     WHEREAS, Biometric and Centocor desire to collaborate in the further development, manufacture and sale of Instruments for use in the Field.

     NOW THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, Centocor and Biometric agree as follows:

1.   DEFINITIONS.
     -----------

     1.1  "Accounting Period" shall mean each calendar quarter.

     1.2 "Affiliate" shall mean any entity or person which controls, is controlled by, or is under common control with, a party hereto. For purposes of this Section 1.2, "control" shall mean the direct or indirect ownership of at least fifty percent (50%) of the shares of stock or participating shares entitled to vote for the election of directors, or the possession of the power to direct or cause the direction of the management and policies of such entity or person.

     1.3  "Antibodies" shall mean the monoclonal antibodies described on Exhibit
                                                                         -------
A hereto, as the same may be modified in accordance with this Agreement.
-

     1.4 "Assays" shall mean the soluble and membrane bound P-selection and total platelet count assays more particularly described on Exhibit A hereto, as
                                                           ---------
the same may be modified in accordance with this Agreement.

     1.5 "ATP" shall mean the Acceptance Testing Procedures for the Modified Instrument or the New Instrument, as applicable, to be set forth on Exhibit B
                                                                    ---------
hereto, and any revisions thereto in accordance with this Agreement.

     1.6 "Biometric Technology" shall mean all Intellectual Property, together with all Improvements thereto, owned by Biometric or its Affiliates, or licensed to Biometric or its Affiliates with the right of sublicense, relating to the development, manufacture, use, marketing or sale of Instruments and related Cartridges.

     1.7 "Cartridge" shall mean the Cartridge as developed by Biometric in accordance with the provisions of Section 3.4 hereof.

     1.8 "Centocor Authorized Distributor" shall mean a third party, other than an Affiliate of Biometric or Centocor, appointed by Centocor to sell Cartridges and New Instruments to end-users.

     1.9 "Change of Control" shall mean (i) any consolidation of a party hereto with, or merger of a party with or into, another person (including any individual, partnership, joint venture, corporation, trust or group thereof) (other than in consolidation or merger with a subsidiary of a party in which the party is the continuing corporation), (ii) any sale, lease, transfer or conveyance of all or substantially all of the property and assets of a party, or
(iii) the acquisition by any person or group of securities of a party representing 50% or more of the combined voting power of a party's then outstanding securities having power to vote in the election of directors.

     1.10 "Centocor Technology" shall mean all Intellectual Property, together with all Improvements thereto, owned by Centocor or its Affiliates, or licensed to Centocor or its Affiliates relating to the development, manufacture, use, marketing and sale of Antibodies.

     1.11 "Copyrights" means registered copyrights, copyright applications and unregistered copyrights.

     1.12 "Developed Technology" shall mean any and all technical information, including, without limitation, designs, reports, data, presentations, inventions, documents, hardware, ideas, Know-how, Improvements, models, specifications and developments relating to Instruments or Cartridges, developed by Biometric and/or Centocor following the Effective Date of this Agreement.

     1.13 "Development Committee" shall have the meaning given such term in
Section 3.1 hereof.

     1.14 "Effective Date" shall have the meaning given such term in Section 8.1 hereof.

     1.15 "Field" means in vitro diagnostic procedures for the detection of
                        --------
cardiovascular events.

     1.16 "First Commercial Sale" shall mean the date of the first sale of a Cartridge to an independent third party by Centocor.

     1.17 "Improvements" with respect to a technology, means those modifications to such technology which confer an improvement to the design, technology, process or product as measured by its cost, quality, reliability or acceptability.

     1.18 "Initial Instrument" shall mean Biometric's existing IMAGN 2000 Instrument.

     1.19 "Instrument" shall mean any instrument based on microvolume flourimetry for use in in vitro diagnostic procedures in the Field, together
                       --------
with any and all disposable attachments thereto, including, without limitation, Cartridges.

     1.20 "Intellectual Property" means collectively, all existing and future Copyrights, Patents, Trademarks, trade names and applications for any of the following, trade secrets, Know-how, technology, software algorithms, software source code, formula, processes, research, technical and other data, and other similar intangible assets and other tangible materials embodying any of the foregoing.

     1.21 "Interim Instrument" shall mean the New Instrument without the automated Cartridge.

     1.22 "Know-how" means all information, methods, technical directions, raw material lists, product specifications, analytical know-how, show-how, formula, procedures, designs, protocols, manufacturing instructions, validation reports, standards, and other directions in any form.

     1.23 "License" shall have the meaning given such term in Section 2.2 hereof.

     1.24 "Modified Instrument" shall mean the Initial Instrument as modified pursuant to Section 3.3 hereof.

     1.25 "Modified Instrument Development Phase" shall have the meaning given such term in Section 3.3 hereof.

     1.26 "Modified Instrument Specifications" shall mean the performance specifications for Biometric's Initial Instrument as modified during the Modified Instrument Development Phase, as attached hereto as Exhibit C.
                                                             ---------

     1.27 "Net Sales" shall mean Direct Net Sales and Indirect Net Sales, as follows:

          "Direct Net Sales" with respect to Cartridges sold by Centocor or its Affiliates shall mean, as to each Accounting Period, the gross invoiced sales price charged for all Cartridges sold by Centocor and its Affiliates in that Accounting Period (other than sales of Cartridges to Centocor Authorized Distributors), after deduction of the following items incurred during such Accounting Period with respect to sales of Cartridges hereunder, regardless of the Accounting Period in which such sales were made, provided that such items are included in the price charged, and do not exceed reasonable and customary amounts in the market in which such sale occurred:

           (i) trade, quantity and cash discounts or rebates actually taken or allowed;

           (ii) credits or allowances given or made for rejection or return of previously sold Cartridges;

           (iii) any tax or government charge (including any tax such as a value-added or similar tax or government charge other than an income tax) levied on the sale, transportation or delivery of Cartridges and borne by Centocor or its Affiliates;

           (iv)  any charges for freight and insurance; and

           (v) an amount equal to the actual royalty amount payable by Centocor or its Affiliates to independent third parties other than Centocor, Inc. on account of sales of the Cartridges up to [**] percent [**] of the gross invoiced sales price of the Cartridges.

     "Indirect Net Sales" with respect to Cartridges sold by Centocor Authorized
      ------------------
Distributors shall mean, as to each Accounting Period, the amount determined by the following equation:

           R = [**]Q

where R is the Indirect Net Sales and Q is the gross invoiced sales price charged or payment received through any other payment arrangement by Centocor for all Cartridges sold by Centocor or its Affiliates to Centocor Authorized Distributors, after deduction of the following items incurred during such Accounting Period with respect to sales of Cartridges hereunder, regardless of the Accounting Period in which such sales were made, provided that such items are included in the price charged, and do not exceed reasonable and customary amounts in the market in which such sale occurred:

           (i) trade, quantity and cash discounts or rebates actually taken or allowed;

           (ii) credits or allowances given or made for rejection or return of previously sold Cartridges;

           (iii) any tax or government charge (including any tax such as a value-added or similar tax or government charge other than an income tax) levied on the sales, transportation or delivery of a Cartridge borne by Centocor or its Affiliates;

           (iv)  any charges for freight and insurance; and

           (v) an amount equal to the actual royalty amount payable by Centocor or its Affiliates to independent third parties other than Centocor, Inc. on account of sales of the Cartridges up to [**] percent [**] of the gross invoiced sales price of the Cartridges.

The transfer of a Cartridge between an Affiliate of Centocor and Centocor or another Affiliate of Centocor shall not be considered a sale subject to the payments pursuant to Article 4, and in the case of any such transfer, Net Sales shall be based on the gross invoiced sales price charged to the customer (i.e., Centocor Authorized Distributors or other persons) for the Cartridge by the Affiliate of Centocor or Centocor as further described above.

     1.28 "New Instrument" shall mean Biometric's IMAGN 800 Instrument, which performs each of the Assays developed pursuant to the terms of this Agreement.

     1.29 "New Instrument Development Phase" shall have the meaning given such term in Section 3.4 hereof.

     1.30 "New Instrument Specifications" shall mean the performance specifications for the New Instrument as modified during the New Instrument Development Phase, as attached hereto as Exhibit D.
                                         ---------

     1.31 "Patents" means all letters patent and pending applications for patents of the United States and all countries foreign thereto, including regional patents, certificates of invention and utility models, certificates of invention and utility models which have been opened for public inspection and all reissues, divisions, continuations, continuations-in-part, extensions of (including, without limitation, any extensions thereof under the United States Patent Term Restoration Act or otherwise), substitutions, renewals, confirmations, supplementary protection certificates, registrations, revalidations or additions of any of the foregoing, as applicable.

     1.32 "Regulatory Filing" shall mean the submission to the U.S. Food and Drug Administration or an equivalent regulatory authority of any country in the Territory of an appropriate application seeking approval of the sale of New Instruments.

     1.33 "Technical Data Package" shall have the meaning set forth in Section
3.4 of this Agreement. The final form of the Technical Data Package shall be attached hereto as Exhibit E in accordance with Section 3.4 of this Agreement.
                   ---------

     1.34 "Territory" means the entire world.

     1.35 "Trademarks" means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

2.   OWNERSHIP OF TECHNOLOGY; LICENSE.
     --------------------------------

     2.1 It is agreed and understood that, during and after the term of this Agreement, all of the Biometric Technology is and shall remain the exclusive property of Biometric without restriction whatsoever on its use except as provided in Section 2.2 below, and that during the term of, and upon termination of, this Agreement, Biometric shall retain all right, title and interest in and to Biometric's Technology, and Biometric's interest in any Developed Technology, except as provided in Section 2.2 below. It is agreed and understood that all of the Centocor Technology is and shall remain the exclusive property of Centocor without restriction whatsoever on its use and that during the term of, and upon termination of, this Agreement, Centocor shall retain all right, title and interest in and to Centocor's Technology and Centocor's interest in any Developed Technology. Both parties shall comply with all appropriate patent marking statutes or regulations.

     2.2 (a) Subject to the terms and conditions of this Agreement, Biometric hereby grants to Centocor an exclusive (even as to Biometric, except as otherwise expressly provided in Section 2.2(b) below), non-transferable, worldwide, fully-paid up right and license ("License") to use the Biometric Technology and Biometric's interest in any Developed Technology, for the purpose of making, having made, marketing, using and selling, including the right to sell for resale, New Instruments and Cartridges for use in the Field and for the purpose of developing the Assays and conjugating Antibodies for use on the Instrument. During the period in which the License remains in effect, Biometric shall not grant to any third party any license or other right to use any of Biometric's Technology or Biometric's interest in any Developed Technology, for the purpose of developing, making, having made, marketing, using or selling Instruments and Cartridges for use in the Field. In connection with the License, each party shall notify the other, in writing, of any Developed Technology, and any related Intellectual Property, relating to Instruments for use in the Field.

          (b) Biometric shall retain the exclusive right during the term of this Agreement: (i) to make, use, sell, offer for sale, import and otherwise exploit any products or processes covered by Biometric's Technology and/or Biometric's interest in any Developed Technology for all uses outside of the Field; and (ii) to license any or all of the foregoing rights set forth in subparagraph (b)(i). In addition, Biometric shall have the right to make and use Instruments and develop Assays for use in the Field for the purposes of performing its obligations hereunder. Notwithstanding the foregoing, Biometric may not sell Instruments or Cartridges to third party customers for use in the Field during the period in which the License is in effect.

3.   PRODUCT DEVELOPMENT.
     -------------------

     3.1  Collaboration Development Committee.
          -----------------------------------

          (a) It is the intent of the parties to collaborate with respect to the development of Assays and Instruments for use in the Field. In pursuance of such collaboration, each party agrees to use good faith efforts to cooperate with the other to facilitate the conduct of the activities described in this
Article 3.

          (b) Promptly following the Effective Date of this Agreement the parties shall form a product development committee ("Development Committee"), the basic purpose of which shall be to coordinate and direct the relevant activities of the parties which are to be conducted by them pursuant to this Agreement. The Development Committee shall be made up of four persons, two of whom shall be appointed by Centocor and two of whom shall be appointed by Biometric. The Development Committee shall meet at such times as are requested by either of the parties hereto.

     3.2  Instrument Development Plan.  Attached as Exhibit F hereto is an
          ---------------------------               ---------
Instrument Development Plan ("Development Plan") which outlines the future efforts to be undertaken by each of the parties with respect to the development of the Instruments. The Development Plan is divided into two phases, as follows: (i) Phase I, the Modified Instrument Development Phase, and (ii) Phase II, the New Instrument Development Phase (which shall include the development of the Interim Instrument). Biometric shall be responsible for its costs and expenses incurred in connection with Phase I of the Development Plan. Centocor shall reimburse Biometric for all fully burdened costs incurred by Biometric in connection with Phase II of the Development Plan such reimbursement shall be payable 30 days following receipt by Centocor of Biometric's invoice for such reimbursement. During the term of this Agreement, each party hereto shall proceed and work diligently to fulfill its respective obligations under the Development Plan on a timely basis. Centocor shall supply Biometric with such quantities of Antibodies, and such technical assistance, as Biometric shall reasonably require in order to perform its duties under this Agreement.

     3.3  Phase I - Modified Instrument Development Phase.
          -----------------------------------------------

          (a) Biometric shall modify the Existing Instrument to perform the Assays, in accordance with the Modified Instrument Specifications and the Development Plan.

          (b) Centocor and Biometric shall complete their respective tasks as set forth on Exhibit F.
              ---------

          (c) Until the completion of the Modified Instrument Development Phase, Biometric shall be responsible, without charge to Centocor, for all Modified Instrument and software support and shall provide to Centocor such assistance in the operations and use of the Modified Instruments and Cartridges as is reasonably requested by Centocor, including, without limitation, direct field support. Centocor shall employ a software engineer to assist Biometric in the support of the Modified Instruments, provided that Biometric shall at all times be responsible for all Modified Instrument and software support.

          (d) Centocor shall choose three evaluation sites and Biometric shall provide the Centocor Instruments (as hereinafter defined) and all necessary Instrument and software support, as more fully described on Exhibit G.
                                                            ---------

     3.4  Phase II - New Instrument Development Phase.
          -------------------------------------------

          (a) Biometric shall undertake the development of the Interim Instrument and the New Instrument based upon the Modified Instrument and the New Instrument Specifications, in accordance with the Development Plan. Biometric shall also complete the tasks set forth in Exhibit F, including the development
                                           ---------
of the cartridge necessary to perform the Assay ("Cartridge). During Phase II of the Development Plan, Biometric shall provide to Centocor such assistance and support, including direct field support, in connection with the Instruments and Cartridges, as reasonably requested by Centocor. Centocor shall reimburse Biometric for all fully burdened costs incurred by Biometric in connection with such assistance and support.

          (b) Following the completion of Phase I of the Development Plan and during the conduct of any Clinical Trials utilizing the Modified Instruments, Interim Instruments or New Instruments, Centocor shall have the right to make reasonable modifications to the Modified Instrument Specifications, the New Instrument Specifications and the ATP, and Biometric shall be required to make such modifications to the Modified Instrument, Interim Instruments or the New Instrument, as applicable, and the corresponding operator's manual ("Operator's Manual") so that the Modified Instrument, Interim Instrument and the New Instrument, as applicable and the corresponding Operator's Manual conform with the Modified Instrument Specifications, the New Instrument Specifications and the ATP as so modified. The final New Instrument Specifications, Operator's Manual and ATP shall collectively be referred to as the "Technical Data Package."

     3.5  Non-Compete Covenant.  During the term of this Agreement, Biometric
          --------------------
shall not commercially manufacture, market, sell or distribute, and shall not permit any of its Affiliates to commercially manufacture, market, sell or distribute, any product that competes with the Instruments or the Cartridges in the Field. Biometric shall not be deemed to have breached the provisions of this
Section 3.5 to the extent that a customer of Biometric, or a customer of any of Biometric's Affiliates, modifies a product which was non-competing when shipped by Biometric or any of its Affiliates.

4.   MANUFACTURE AND SUPPLY OF INSTRUMENTS.
     -------------------------------------

     4.1  Development Phases.  During the Modified Instrument and New Instrument
          ------------------
Development Phases, Biometric shall supply instruments to Centocor (the "Centocor Instruments") in accordance with the following schedule, for use in the conduct of clinical trials and the production of clinical testing kits:

                    Instrument              Quantity  Delivery Date
                    ----------              --------  -------------
                    Initial                 [**]      [**]
                    Modified                [**]      [**]
                    Modified or Interim*    [**]      [**]
                    Interim or New*         [**]      [**]
                    New                     [**]      [**]

          * whichever is ready

Centocor has paid Biometric the sum of                [**]    Dollars    [**]
as payment in full for the [**]    Initial Instruments delivered in September
1997. Such payment shall be credited against any payments owed by Centocor to Biometric for reimbursement of Phase II development costs pursuant to Section
3.2 hereof.

     4.2  Commercial Stage.  Upon completion of the development of the New
          ----------------
Instrument, Biometric shall use commercially reasonable efforts to supply Centocor with New Instruments in accordance with Centocor's reasonable requests. Centocor shall provide Biometric with a rolling twelve-month forecast of Centocor's requirements of New Instruments each January 1, April 1, July 1 and October 1 during the term of this Agreement; only the first three months of each such forecast shall be binding upon Biometric and Centocor. Centocor shall pay to Biometric an amount equal to
[**]                                                         per New Instrument)
of manufacturing of a New Instrument for each New Instrument purchased by
Centocor pursuant to this Section 4.2.   Shipping and delivery terms shall be
upon terms agreed to by the parties. Any New Instrument manufactured by Biometric, its sublicensee or any other manufacturer under contract with Biometric for commercial sale by Centocor shall be manufactured consistent with Quality System Regulation, in accordance with the New Instrument Specifications for the New Instrument and in a facility consistent with ISO 9000. The provision of the New Instruments shall be subject to Biometric's standard terms and conditions of sale therefore, including but not limited to warranty terms and limitation of liability terms, a copy of which is attached hereto as Exhibit
                                                                         -------
H.  Centocor shall manufacture (or have manufactured) and sell the Cartridges
-
for use with the New Instruments.

5.   CLINICAL TRIALS.  Centocor shall be solely responsible for performing all
     ---------------
clinical trials ("Clinical Trials") and Regulatory Filings and obtaining all regulatory approvals necessary for the commercial development and sale of Modified Instruments, Interim Instruments and New Instruments, as applicable. Biometric agrees to reasonably cooperate with Centocor with respect to filings to be made by Centocor with any regulatory agency having oversight of clinical trials, manufacturing, marketing approval or other matters concerning the
Instruments.   Biometric shall provide field support for the Instruments as may be reasonably required by Centocor during the Clinical Trials and Centocor shall reimburse Biometric's reasonable direct expenses associated with such field support.

6.   EQUITY INVESTMENTS.
     ------------------

     6.1  Stock Purchase Agreement.  CDP Investments, Inc., an Affiliate of
          ------------------------
Centocor, shall purchase the shares of the stock of Biometric as set forth below, pursuant to the terms of the Stock Purchase Agreement in the form of
Exhibit 6.2 attached hereto, to be entered into between CDP Investments, Inc. and Biometric on even date herewith:

          (a) Upon                                     [**]
                                        , CDP Investments, Inc. shall purchase
   [**]   shares of   [**]   Stock of  Biometric at a purchase price of   [**]
per share for an aggregate purchase price of approximately   [**].

          (b) Upon                      [**]
, CDP Investments, Inc. shall purchase     [**]      shares of Biometric
[**]         Stock at a purchase price of    [**]    per share for an aggregate
purchase price of approximately   [**]         .

          (c) Upon                                          [**]
                                                             , CDP Investments,
Inc. shall purchase         [**]         shares of Biometric           [**]
Stock at a purchase price of   [**]       per share for an aggregate purchase
price of approximately        [**]          .


7.   PAYMENTS.
     --------

     7.1  Payments.  Commencing with the First Commercial Sale of a Cartridge,
          --------
Centocor shall pay to Biometric payments, calculated as a percentage of cumulative Net Sales (the "Payment Amount"), as follows:


                                              Payment Rate as a
            Cumulative Net Sales              Percentage of Cumulative Net Sales
            --------------------              ----------------------------------
            Up to and including  [**]                         [**]
            Greater than   [**]  and up to
             and including  [**]                              [**]
            Greater than    [**] and up to
             and including   [**]                             [**]
            Greater than   [**]  and up to
             and including   [**]                             [**]
            Greater than   [**]  and up to
             and including   [**]                             [**]
            Greater than   [**]                               [**]

An example of the application of the Payment Rate as a percentage of cumulative Net Sales is attached on Exhibit I attached hereto.
                         ---------

     7.2  Minimum Payments.
          ----------------

          (a) If the aggregate of the Payment Amounts paid by Centocor to
Biometric for the first   [**]       following the First Commercial Sale (the
"Aggregate Payments") do not equal at least  [**]      ,     Biometric shall
have the right, beginning     [**]             following the end of such [**]
period, to cause the License granted pursuant to Section 2.2 hereof to convert from an exclusive to a non-exclusive License; provided, however, that Centocor
shall have the right, within        [**]           following the end of such
[**]         period, to pay to Biometric an additional amount equal to the
amount by which     [**]      exceeds the Aggregate Payments in order to
maintain the exclusivity of the License. If the License is converted to a non-exclusive License pursuant to this Section 7.2(a), the parties hereto shall meet to discuss possible adjustments to the Payment Rate, which shall be adjusted only upon the mutual agreement of the parties.

          (b) If the aggregate of the Payment Amounts paid by Centocor to
Biometric in each year commencing with the    [**]         following the First
Commercial Sale (the "Yearly Aggregate Payments") do not equal at least    [**]
, Biometric shall have the right, beginning    [**]    following the end of each
such year, to cause the License granted pursuant to Section 2.2 hereof to convert from an exclusive to a non-exclusive License; provided however, that
Centocor shall have the right, within     [**]            following the end of
any such year, to pay to Biometric an additional amount equal to the amount by
which        [**]       exceeds that year's Yearly Aggregate Payment in order to
maintain the exclusivity of the License. If the License is converted to a non-exclusive License pursuant to this Section 7.2(b), the parties hereto shall meet to discuss possible adjustments to the Payment Rate, which shall be adjusted only upon the mutual agreement of the parties.

     7.3  New Instrument Price.  Centocor shall pay to Biometric an amount equal
          --------------------
to                                                          [**]
per New Instrument) of manufacturing of a New Instrument for each New Instrument purchased by Centocor.

     7.4  Payment Dates.  Within forty-five (45) days following the end of each
          -------------
Accounting Period in which any Net Sales occurred, Centocor shall provide to Biometric with respect to such Accounting Period a statement showing (i) the quantity of Cartridges sold in each country by Centocor, (ii) local currency and U.S. Dollars gross sales and Net Sales in each country in which Net Sales occurred, (iii) the exchange rate used to directly convert Net Sales to U.S. Dollars, and (iv) a calculation of the Payment Amount. Centocor shall pay the Payment Amount within forty-five (45) days following the end of the Accounting
Period.   Centocor shall pay the New Instrument Price to Biometric within thirty
(30) days of the later of Centocor's receipt of any New Instrument or Biometric's invoice for a New Instrument.

     7.5  Records and Accounting.
          ----------------------

          (a) Centocor shall keep complete and accurate records of the latest three (3) years of Net Sales. Biometric shall have the right at its own expense to have an independent certified public accountant, reasonably acceptable to Centocor or its Affiliates, review Centocor's records upon reasonable notice and during reasonable business hours for the purposes of verifying Net Sales and the

Payment Amount payments to Biometric provided for in this Agreement. This right may not be exercised more than twice in any calendar year. The results of any such review shall be made available to both parties. If the review reflects an underpayment or overpayment of the Payment Amount to Biometric, such underpayment or overpayment, together with interest at the prime rate as announced from time-to-time by Chase Manhattan Bank ("Prime Rate") shall be promptly remitted to the appropriate party. If any such underpayment exceeds 5% of the amount actually owed then Centocor shall reimburse Biometric for the reasonable cost of such audit.

          (b) Biometric shall keep complete and accurate records of the latest three (3) years of its fully burdened costs of its manufacture of the Instruments (the "Costs"). Centocor shall have the right at its own expense to have an independent certified public accountant, reasonably acceptable to Biometric or its Affiliates, review Biometric's records upon reasonable notice and during reasonable business hours for the purposes of verifying the Costs. This right may not be exercised more than twice in any calendar year. The results of any such review shall be made available to both parties. If the review reflects an underpayment or overpayment of the Costs to Biometric, such underpayment or overpayment, together with interest at the Prime Rate, shall be promptly remitted to the appropriate party. If any such underpayment exceeds 5% of the amount actually owed then Biometric shall reimburse Centocor for the reasonable cost of such audit.

     7.6  Currency of Payment Amount.  All payments due hereunder shall be made
          --------------------------
in United States Dollars. Any Payment Amount payments due hereunder on Net Sales outside of the United States shall be payable in United States Dollars at the rate of exchange of the currency of the country in which the Net Sales are made as quoted by The Wall Street Journal for the last business day of the Accounting Period for which payments are payable.

8.   EFFECTIVE DATE; TERM; TERMINATION.
     ---------------------------------

     8.1 Notwithstanding any other provision set forth herein, this Agreement, although signed and delivered by the parties, shall not become effective until the consummation of the First Closing. Upon the consummation of the First Closing, this Agreement shall automatically become effective and in full force and effect without notice by either party. For the purposes of this Agreement, the date of the First Closing is referred to herein as the "Effective Date". The term of this Agreement shall commence on the Effective Date and continue for a period of twenty (20) years (the "Initial Term"). This Agreement may be extended for an additional period upon the mutual consent of the parties.

     8.2 If either party shall default in a material manner with respect to any material provision of this Agreement and the other party shall have given the defaulting party written notice of such default, the defaulting party shall have sixty (60) days to cure such default. If such default is not cured within such sixty (60) day period, the nondefaulting party shall have the right, upon written notice to the defaulting party and without prejudice to any other rights the nondefaulting party may have, to terminate this Agreement unless the defaulting party is in the process of attempting in good faith to remedy such default, in which case the sixty (60) day cure period shall be extended by an additional forty-five (45) days.

     8.3 In addition to any other rights of termination provided under this Agreement, either party may terminate this Agreement immediately upon written notice if the other party has not fulfilled its obligations under this Agreement for more than one hundred twenty (120) days due to Force Majeure as described in
Section 17 of this Agreement.

     8.4 Either party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement by written notice to the other party in the event the other party shall have become insolvent (i.e., that party is unable to pay its debts incurred in the ordinary course of business as they become due) or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other party or for all or a substantial part of its property, or any case or proceeding shall have been voluntarily initiated by or commenced against or other action taken by or against the other party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect and, in the event of any such involuntary proceeding, shall have continued for sixty (60) days undismissed, unbonded and undischarged.

     8.5 Each party shall provide notice to the other party of any Change of Control of such party. The party receiving a Change of Control notice shall have the right within thirty (30) days of receipt of such notice to terminate this Agreement upon written notice to the party providing the Change of Control notice; such termination shall be effective upon receipt of the termination notice by the party undergoing a Change of Control. Absent a notice of termination pursuant to this Section 8.5, a Change of Control shall have no effect upon this Agreement. Notwithstanding the foregoing provisions of this
Section 8.5, Centocor shall not have the right to terminate this Agreement upon a Change of Control of Biometric, if Biometric is entitled to assign this Agreement pursuant to Section 14 hereof, in connection with such Change of Control.

     8.6 In the event of any termination of this Agreement by Biometric pursuant to Sections 8.2, 8.3, 8.4 or 8.5 hereof, the licenses granted to Centocor shall immediately terminate. In the event Centocor has the right to terminate this Agreement pursuant to Sections 8.2, 8.3, 8.4 or 8.5 hereof, Centocor shall have the option, following the expiration of any grace or cure periods provided in such applicable Section, in lieu of such termination and upon written notice to Biometric (the "Conversion Notice"), to terminate only certain provisions of this Agreement. Upon delivery of the Conversion Notice
(i) Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2 and 6.1 hereof and (ii) Biometric's obligations under Section 5 hereof, shall terminate with no further force or effect, except for the satisfaction of any obligations which accrued prior to such termination, and the remaining provisions of this Agreement, including, without limitation, Sections 2.1, 2.2, 3.5, 7.1, 7.2, 7.3, 7.4, 7.5 and 7.6
shall remain in full force and effect.

     8.7 The following Sections and Articles shall survive any termination of this Agreement: 2.1, 9, 10, 11 and 12.

     8.8 Termination of this Agreement shall not relieve the parties hereto of their respective obligations of confidentiality or of any other obligations or liability accrued hereunder prior to such termination.

9.   REPRESENTATIONS AND WARRANTIES.
     ------------------------------

     9.1 As a material inducement to Centocor to enter into this Agreement, Biometric hereby represents and warrants to Centocor as of the Effective Date that:

          (a) The execution, delivery and performance of this Agreement by Biometric does not, and the consummation of the transactions contemplated hereby will not (i) violate, breach, conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity or effectiveness of any agreement, contract, indenture, lease, license or mortgage to which Biometric is a party or by which Biometric is bound; (ii) violate any provision of any law, permit or court order applicable to Biometric; or (iii) require any permit or the consent of any third party which has not been obtained;

          (b) To the knowledge of Biometric, as of the date of this Agreement, it owns, or has the unrestricted right to use the Biometric Technology and has the unrestricted right to grant the License to Centocor;

          (c) To the knowledge of Biometric, as of the date of this Agreement, there is no third party using or infringing all or any portion of the Biometric Technology in derogation of the rights granted to Centocor in this Agreement;

          (d) To the knowledge of Biometric, as of the date of this Agreement, there are no facts or circumstances which give rise to, or form the basis of, any claim of invalidity, unenforceability or lack of priority of any of Biometric's rights in the Biometric Technology;

          (e) To the knowledge of Biometric, the inception, development and reduction to practice of the Biometric Technology has not constituted or involved, and does not constitute or involve, the misappropriation of trade secrets or other rights of any third party;

          (f) As of the date of this Agreement, there is no interference action or other litigation pending or threatened before the United States Patent and Trademark Office or any other governmental entity in any jurisdiction in regard to any Intellectual Property forming a part of the Biometric Technology; and

          (g) Exhibit J hereto contains a true and complete list of all Patents
              ---------
forming a part of the Biometric Technology.

     9.2 As a material inducement to Biometric to enter into this Agreement, Centocor hereby represents and warrants to Biometric that:

          (a) The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not (i) violate, breach, conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity or effectiveness of any agreement, contract, indenture, lease, license or mortgage to which Centocor is a party or by which Centocor is bound; (ii) violate any provision of any law, permit or court order applicable to Centocor; or (iii) require any permit or the consent of any third party which has not been obtained; and

          (b) It owns or has the unrestricted right to use the Centocor Technology in the development, manufacture and sale of Instruments in the Field.

10.  INDEMNIFICATION.
     ---------------

     10.1 Biometric agrees to defend, indemnify and hold Centocor, its Affiliates, and their respective officers, directors, shareholders, employees and agents, harmless against all third party costs, claims, actions, suits, losses, damages, liability and expenses (including, without limitation, reasonable attorneys' fees and disbursements) (collectively, "Losses") to the extent arising out of or resulting from (i) a breach of Biometric's obligations, representations and warranties hereunder, or (ii) arising out of defects in the design, workmanship and materials in, and/or, subject, with respect to New Instruments, to Biometric's warranty terms, a copy of which is attached hereto as Exhibit H, the proper performance in accordance with the associated manuals of, any of the Instruments, manufactured and supplied by Biometric hereunder.

     10.2 Centocor agrees to defend, indemnify and hold Biometric, its Affiliates, and their respective officers, directors, shareholders, employees and agents, harmless against all third party Losses to the extent arising out of or resulting from (i) a breach of Centocor's obligations, representations and warranties hereunder, or (ii) any make or have made activities of Centocor under the License, or (iii) any representations or warranties of Centocor to any third party regarding any of the Instruments, that are beyond the scope of, or vary from the warranties provided herein by Biometric.

     10.3  A person that intends to claim indemnification under Section 10.1 or
Section 10.2 ("Indemnitee") shall promptly notify the other party (the "Indemnitor") in writing of any claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof, provided that the Indemnitee may participate in any such proceeding with counsel of its choice at its own expense. The indemnity agreement in this Section 10 shall not apply to amounts paid in settlement of any claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The Indemnitee under this Section 10, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives and provide full information in the investigation of any claim covered by this indemnification.

11.  CONFIDENTIALITY.
     ---------------

     All proprietary and confidential information exchanged between Biometric and Centocor in connection with the activities contemplated herein (including, without limitation, technical information, marketing information and names of vendors) shall be treated as confidential information of the disclosing party, and the receiving party shall not, during the term of this Agreement, or for a period of five (5) years after termination of this Agreement, use such information for any purpose other than in furtherance of this Agreement or disclose such information to any third party without the prior written approval of the other party unless such information: (i) has become public knowledge through no fault of the party receiving such information; (ii) comes to such party from a third party under no obligation of confidentiality with respect to such information; (iii) was in the possession of the receiving party prior to the date of disclosure; (iv) was independently developed by the receiving party, without reference to any information or materials disclosed by the disclosing party, as evidenced by the receiving party's written records; or
(v) is required by law to be disclosed, provided that if any of the information
                                        --------
protected by this Section 11 becomes the subject of a court or governmental agency order requiring the disclosure of such information, the party so required to disclose such information shall give the other party sufficient notice of the proposed disclosure to seek a protective order for such information. Upon termination of this Agreement, at the request of the disclosing party, the receiving party shall return all confidential information of the disclosing party and all copies thereof.

12.  PATENTS.
     -------

     12.1  Prosecution; Patent Infringement.
           --------------------------------

          (a) Biometric shall diligently prosecute and maintain all of its Patents which are applicable to the Field ("Applicable Patent"). Biometric shall provide Centocor with copies of all relevant documentation so that Centocor may be informed and apprised of continuing prosecution.

          (b) Each party shall promptly notify the other of any violation by a third party of any Applicable Patent and shall provide the other with available evidence of such violation. In the event of an alleged infringement by a third party of an Applicable Patent, the parties shall discuss in good faith the bringing of a suit or action jointly against such alleged infringer and the costs of any action and any amount recovered whether by judgment, award, decree or settlement will be borne and shared by both parties in such manner as they may agree. Centocor shall not have the right to enforce any of Biometric's Patents.

     12.2  Ownership of Inventions.  Title to all inventions and other
           -----------------------
intellectual property made solely by employees or consultants of Biometric in connection with the development performed hereunder shall be owned by Biometric. Title to all inventions and other intellectual property made solely by employees or consultants of Centocor in connection with the development performed hereunder shall be owned by Centocor. Title to all inventions and other intellectual property made jointly by employees or consultants of Centocor and Biometric in connection with the development performed hereunder shall be owned jointly by Centocor and Biometric (each a "Joint Invention"). Inventorship of inventions and ownership rights with respect thereto shall be determined in accordance with the patent and other intellectual property laws of the United States.

     12.3  Patent Prosecution.
           ------------------

          (a)   Patent Rights.  Each party shall be responsible, at its expense,
                -------------
for the preparation, filing, prosecution and maintenance of the patent applications and patents owned solely by it in countries selected by such party, and for conducting any interferences, reexaminations, reissues, oppositions, or request of patent term extension relating thereto.

          (b)   Joint Inventions.
                ----------------

                (i) The parties will cooperate to file, prosecute and maintain patent applications covering the Joint Invention(s) in the U.S., Japan, the United Kingdom, Italy, Germany and France (in European countries through a European Patent Convention application) (collectively, "Core Countries") and other countries agreed by the parties, and unless otherwise mutually agreed, Centocor shall assume responsibility for the preparation and filing of all patent applications in connection therewith, and shall keep Biometric fully informed as to the status of such patent matters, including, without limitation, by providing Biometric the opportunity, at Biometric's expense, to review and comment on any documents relating to the Joint Invention which will be filed in any patent office at least thirty (30) days before such filing. The parties will share equally all expenses and fees associated with the filing, prosection, issuance and maintenance of any patent application and resulting patent for a Joint Invention in the Core Countries and other agreed countries.

                (ii) In the event that either party wishes to seek patent protection with respect to any Joint Invention outside the Core Countries, it shall notify the other party hereto. If both parties wish to seek patent protection with respect to such Joint Invention in such country or countries, they shall do so in accordance with Section 12.3(b)(i) above. If only one party wishes to seek patent protection with respect to such Joint Invention in such country or countries, it may file, prosecute and maintain patent applications and patents with respect thereto, at its own expense. In any such case, the party declining to participate in such activities shall not grant any third party a license under its interest in the applicable Joint Invention without the prior written consent of the other party.

                (iii) Each of Centocor and Biometric shall keep the other fully informed as to the status of patent matters described in this Article 12, including without limitation, by providing the other the opportunity to fully review and comment on any documents as far in advance of filing dates as possible which will be filed in any patent office, and providing the other copies of any substantive documents that such party receives from such patent offices promptly after receipt, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions. Centocor and Biometric shall each reasonably cooperate with and assist the other at its own expense in connection with such activities, at the other party's request.

13.  COMPLIANCE WITH LAWS.
     --------------------

     Each party agrees to perform its respective obligations hereunder in compliance with all applicable federal, state and local laws, rules and regulations.

14.  ASSIGNMENT.
     ----------

     During the period beginning on the Effective Date and ending of the earlier of: (i) thirty (30) months following the Effective Date or (ii) six (6) months following the First Commercial Sale, Biometric shall not assign this Agreement, or any of its rights or obligations hereunder, to any person or entity which has a product, or a program for the development of a product, in the Field.

15.  ENTIRE AGREEMENT.
     ----------------

     This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement and this Agreement supersedes all previous understandings, agreements and representations between the parties, written or oral with respect to the subject matter hereof. This Agreement may not be changed, modified, or amended except by a writing signed by both parties.

16.  NOTICES.
     -------

     All notices which may be required pursuant to this Agreement shall be: (i) in writing; (ii) addressed to the parties at their respective addresses set forth at the beginning of this Agreement (or to such other person or address as either party may so designate from time to time); (iii) mailed, postage prepaid, by registered mail or certified mail, return receipt requested, or transmitted by courier for hand delivery or by a nationally recognized overnight delivery service or by telegram; and (iv) deemed to have been given on the date of receipt if sent by mail or on the date of delivery if transmitted by courier, overnight delivery service or telegram.

17.  FORCE MAJEURE.
     -------------

     If the failure by one party to fulfill its obligations hereunder is due to circumstances beyond the reasonable control of such party (which may include strikes, governmental action and acts of God), such failure shall not be deemed a breach of this Agreement by such party provided, such party uses diligent
                                         --------
efforts to continue to perform hereunder; provided further that if such failure
                                          ----------------
shall not be remedied for one hundred twenty (120) days, the other party may elect to terminate this Agreement effective upon notice of such election.

18.  SECTION HEADINGS.
     ----------------

     The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19.  GOVERNING LAW.
     -------------

     This Agreement shall be governed and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles.

20.  WAIVER.
     ------

     The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

21.  RELATIONSHIP OF THE PARTIES.
     ---------------------------

     Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as a partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract.

22.  SEVERABILITY.
     ------------

     In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, such provision will be limited or eliminated to the minimum extent necessary and this Agreement shall otherwise remain in full force and effect and enforceable.

23.  REMEDIES.
     --------

     Except as otherwise expressly stated in this Agreement, the rights and remedies of each party set forth herein with respect to the failure of the other party to comply with the terms of this Agreement (including, without limitation, the remedy of full termination of this Agreement) are not exclusive; the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

24.  COUNTERPARTS.
     ------------

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.


                         CENTOCOR DIAGNOSTICS OF PENNSYLVANIA, INC.


                         By: /s/ James Danehy
                            ----------------------------------------------------
                         Title President & CEO


                         BIOMETRIC IMAGING, INC.


                         By: /s/ Bala S. Manian
                            ----------------------------------------------------
                         Title: Chairman

                                   EXHIBIT A
                                   ---------

                                  Antibodies
                                  ----------


Antibodies shall mean the antibodies reactive against all platelets (activated or unactivated) and antibodies reactive against soluble and membrane bound p-selectin.



                                     Assays
                                     ------


Membrane P-selectin Assay refers to the method of detection of p-selectin expression on cells using a labeled antibody which binds to membrane bound p-selectin in a reproducible manner.

Soluble P-selectin refers to the method of quantitation of soluble p-selectin in a sample through the detection of a labeled antibody which binds to soluble p-selectin in a stoichiometrically characterized manner.

Total Platelet Count Assay refers to the method of enumeration of all platelets in a sample through the detection of a labeled antibody which binds to an antigen present on the surface of all platelet.

                                   EXHIBIT B
                                   ---------

                         Acceptance Testing Procedures
                         -----------------------------

Meet design goals as defined and modified during the development of the instruments.

                                   EXHIBIT C
                                   ---------

                       Modified Instrument Specifications
                       ----------------------------------


All necessary software and firmware modifications to provide quantitative output for each assay to remove all data interpretation by the users.

                                   EXHIBIT D
                                   ---------

                         New Instrument Specifications
                         -----------------------------

IMAGN 800 - System Specification














                                     [**]

                                     [**]

                                     [**]

                                     [**]

                                   EXHIBIT E
                                   ---------

                             Technical Data Package
                             ----------------------

To be defined by Centocor and Biometric

                                   EXHIBIT F
                                   ---------
















                                     [**]

                                     [**]

                                   EXHIBIT G
                                   ---------

                        Instrument and Software Support
                        -------------------------------

Biometric will be responsible for installing systems at the three evaluation sites, training the laboratory personnel and providing field support during the time period of the trial. Biometric Imaging will set up capability at Centocor to enable remote interrogation of the installed systems, downloading of data for further analysis and work with the software engineer that Centocor has agreed to hire.

                                   EXHIBIT H
                                   ---------

                Biometric Standard Terms and Conditions of Sale
                -----------------------------------------------

WARRANTY:
--------

Standard Instrument Warranty.  Biometric Imaging, Inc. ("Biometric") warrants
----------------------------
that, subject to the exclusions set forth in this Warranty, that the IMAGN(R) 2000 instrument ("IMAGN") shall substantially conform to the material functional specifications contained in the IMAGN Operator's Guide for one (1) year from the date of delivery to the original end user purchaser ("End User") as evidenced by the End User's bill of lading. The foregoing warranty is contingent upon proper use of the IMAGN in the applications for which it was intended as indicated in the IMAGN Operator's Guide. The above limited warranty applies only to reproducible defects reported to Biometric in accordance with Biometric's standard reporting procedures described in the IMAGN Operator's Guide and do not apply to (A) beta or preproduction versions of the IMAGN (including the software contained therein), and (B) third party hardware or software not sold by Biometric for use with the IMAGN, or (C) to any IMAGN which after shipment by Biometric (i) has been altered, except by Biometric or under and in full compliance with Biometric's direction, or (ii) has not been installed, operated, repaired, or maintained in accordance with any installation, handling, maintenance or operating instructions supplied by Biometric, or (iii) has been damaged by unusual physical or electrical stress, negligence, or accident, or
(iv) has been damaged by acts of nature, vandalism, burglary, neglect, or misuse, or (v) has not been updated with all error corrections and bugs fixes provided by Biometric. In the event of any breach of the warranty set forth above, the End User's exclusive remedy and Biometric's sole and exclusive liability shall be, at Biometric's sole discretion, (x) with respect to hardware portions of the IMAGN, to repair or replace the IMAGN at Biometric's expense within thirty (30) days after the nonconformity is reported to Biometric, and
(y) with respect to software portions of the IMAGN, either (i) to use commercially reasonable efforts to correct the conformity within thirty (30) days after the nonconformity is reported to Biometric, provided that the End User notifies Biometric in a timely manner in writing that such IMAGN failed to conform and furnishes a detailed explanation of any alleged nonconformity, or
(ii) if such efforts fail to correct the nonconformity within such thirty (30) day period, and such nonconformity materially affects the operation or performance of the IMAGN, or if Biometric otherwise elects, to promptly (x) replace the IMAGN with conforming software at Biometric's expense, or (y) provide the End User with a refund of the invoice price of each IMAGN affected by such nonconformity.

Return of an IMAGN.  To return an IMAGN that fails to conform to the limited
------------------
warranty set forth above, the End User shall first obtain a Return Material Authorization ("RMA") number from Biometric by calling Biometric's telephone support number. If any IMAGN is returned without an RMA number, Biometric reserves the right to refuse to accept such IMAGN. Within seven (7) days of receipt of the RMA number, the End User shall return to Biometric the IMAGN, freight prepaid, in its original shipping carton or other appropriate crating with the RMA number displayed visibly on the outside of the carton F.O.B. Biometric's address or such other location as Biometric may designate in writing. Biometric will reimburse for shipment charges for return of a nonconforming IMAGN.

Disclaimer of Other Warranties.  EXCEPT FOR THE LIMITED WARRANTIES PROVIDED
------------------------------
ABOVE, BIOMETRIC AND ITS THIRD PARTY SUPPLIERS GRANT NO OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, BY STATUTE, OR OTHERWISE, REGARDING THE IMAGN (INCLUDING THE SOFTWARE CONTAINED THEREIN) OR THE ASSAY CARTRIDGES, AND BIOMETRIC AND ITS THIRD PARTY SUPPLIERS SPECIFICALLY DISCLAIM THE IMPLIED WARRANTIES FOR FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, AND NONINFRINGEMENT. BIOMETRIC DOES NOT WARRANT THAT OPERATION OF THE IMAGN WILL BE UNINTERRUPTED OR ERROR-FREE. ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ANY PERSON OR ENTITY, INCLUDING EMPLOYEES OR REPRESENTATIVES OF BIOMETRIC, THAT ARE INCONSISTENT HEREWITH SHALL BE DISREGARDED AND SHALL NOT BE BINDING UPON BIOMETRIC OR ITS THIRD PARTY SUPPLIERS. IN NO EVENT SHALL BIOMETRIC BE LIABLE TO THE END USER, OR ANY THIRD PARTY FOR LOST PROFITS, OR FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES FOR BREACH OF WARRANTY. THIS LIMITATION SHALL APPLY EVEN WHERE BIOMETRIC HAS BEEN ADVISED OR THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.

TERMS AND CONDITIONS
--------------------

Payment.  Terms are net 30 days.
-------

Installation.  Initial site installation will be by a factory trained
------------
representative and includes instrument unpacking, assembly and adjustment to factory specification. It does not include any site preparation. We anticipate that training will be completed on site at the time of installation and will take approximately one day.

Shipment.  Delivery:  Shipment is approximately thirty (30) days from receipt of
--------
your purchase order. We reserve the right to partially ship a purchase order with the understanding that we will invoice only that portion of the purchase order that has been shipped.
          Freight: Freight is F.O.B. (Mountain View, CA) prepaid to destination and added to the invoice. Biometric Imaging retains the risk of loss until delivery.

                                   EXHIBIT I
                                   ---------

                          Calculation of Payment Rate
                          ---------------------------

                 Sales  Royalty Rate   Dollar Rate  Total Royalty
                 -----  ------------   -----------  -------------

Year 1 Sales      [**]          [**]          [**]
                                [**]          [**]           [**]

Year 2 Sales      [**]          [**]          [**]
                                [**]          [**]
                                [**]          [**]           [**]

Year 3 Sales      [**]          [**]          [**]
                                [**]          [**]
                                [**]          [**]           [**]

Year 4 Sales      [**]          [**]          [**]           [**]


                                   EXHIBIT J
                                   ---------

                             Intellectual Property
                             ---------------------


The following US patents and patents pending represent the intellectual property covered by this agreement:

US Issued Patents:
------------------

    [**]
    [**]
    [**]
    [**]
    [**]

US Patent Pending Application:
------------------------------

Serial Number     [**]